Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q1 EARNINGS	For Immediate Release

First Quarter 2004 Highlights

  First quarter earnings up 16% over Q1 2003.
  Total assets end at $372 million, up $14 million for Q1 2004
  Loans increased $26 million in first quarter of 2004
  Five percent Stock Dividend recently announced

        MOUNT CLEMENS, Mich., May 3, 2004 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted increased earnings for the quarter ended March 31, 2004, David A. Widlak, President and Chief Executive Officer of Community Central Bank Corporation, reported today.

        Net income for the first quarter of 2004, increased 16% to $548,000, or $0.20 per diluted share, from $474,000, or $0.18 per diluted share for the first quarter ended 2003.

        The largest segment of asset growth in the first quarter occurred in the loan portfolio, which increased $26 million. Loan growth was largely driven by increases in the commercial real estate and commercial business loan portfolios of $19 million. Total deposits increased $17 million for the first quarter. An increase in earning assets, coupled with an improvement in net interest margin resulted in a 32% increase in net interest income for the first quarter 2004 over the same period in 2003. The net interest margin, as measured on a fully taxable equivalent basis, was 3.19% for the first quarter 2004 compared to 2.99% for the first quarter of 2003. The improvement in net interest margin was primarily related to increases in loan growth.

        "We are pleased with our overall performance and solid loan growth we achieved during the first quarter. Our new Rochester Hills branch continues to produce new deposit and loan generation, further supplementing our growth. The Corporation continues to strive for profitable expansion going forward, exploring geographic expansion into strategically beneficial markets. We believe we have made responsible investments in infrastructure that will allow us to continue our growth. The increase in nonperforming loans was primarily due to loans we purchased at a discount in our acquisition of our Rochester Hills branch. However, the overall total level of nonperforming loans was consistent with our peers," Mr. Widlak said.

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Community Central Bank Corp.
Q1 2004 results

        Noninterest income was relatively unchanged from the first quarter 2003. The increase in noninterest expense for the first quarter 2004 compared to the first quarter 2003 was primarily attributable to recurring and nonrecurring expenses associated with the operation of the new Rochester Hills branch location, expenses associated with other real estate owned, and general increases from expanding operations.

        The Corporation recently announced a 5% stock dividend, payable June 1, 2004, to shareholders of record May 3, 2004.

        Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD".

        Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions that build shareholder value; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

Community Central Bank Corp.
Q1 2004 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - Unaudited

	Three months ended March 31,
	2004	2003
	(In thousands)
OPERATIONS
Interest income	$4,668	$3,853
Interest expense	1,905	1,765
Net Interest Income	2,763	2,088
Provision for credit losses	125	50
Net Interest Income after Provision	2,638	2,038
Noninterest income	1,598	1,516
Noninterest expense	3,487	2,887
Income before Taxes	749	667
Provision for income taxes	201	193
Net Income	$548	$474

Condensed Balance Sheet
	Unaudited March 31, 2004	Audited December 31, 2003
	(In thousands)
Assets
Cash and equivalents	$8,153	$6,227
Investments	48,995	61,133
Residential mortgage loans held for sale	5,606	7,241
Loans	296,622	270,828
Allowance for loan losses	(3,699)	(3,573)
Other Assets	16,049	16,020
Total Assets	$371,726	$357,876
Liabilities and stockholders' equity
Deposits	$272,020	$255,356
Repurchase Agreements	11,518	12,836
Federal Home Loan Bank Advances	52,374	54,374
Other Liabilities	1,390	1,534
Subordinated debentures	10,000	10,000
Stockholders' equity	24,424	23,776
Total Liabilities and Stockholders' Equity	$371,726	$357,876

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Community Central Bank Corp.
Q1 2004 results

	Three months ended March 31,
	2004	2003
PER SHARE DATA
Basic earnings per share	$0.20	$0.18
Diluted earnings per share	$0.20	$0.18
Book value per share at end of period	$8.97	$8.36
Diluted average shares outstanding (000's)	2,754	2,677
Actual shares outstanding at end of period	2,722	2,686

OTHER DATA
Net interest margin (fully tax-equivalent)	3.19%	2.99%
Allowance for loan losses to total loans	1.25%	1.58%
Nonperforming loans to total loans	0.78%	0.36%
Nonperforming assets to total assets	0.69%	0.35%
Allowance for loan losses to Nonperforming loans	160.13%	441.42%
Net Chg Offs to Average Loans (Annualized)	0.00%	0.01%
Stockholders' equity to total assets	6.57%	7.22%
Tier 1 Leverage Ratio	8.38%	10.06%

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